Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8, No. 333-207721) of Steris plc and subsidiaries pertaining to the STERIS plc 2006 Long-Term Equity Incentive Plan, Assumed as Amended and Restated,

(2)	Registration Statement (Form S-8, No. 333-207722) of Steris plc and subsidiaries pertaining to the STERIS Corporation 401(k) Plan,

(3)	Registration Statement (Form S-8, No. 333-214491) of Steris plc and subsidiaries pertaining to the STERIS plc 2006 Long-Term Equity Incentive Plan;

of our reports dated May 30, 2018, with respect to the consolidated financial statements and schedule of STERIS plc and subsidiaries (STERIS) and the effectiveness of internal control over financial reporting of STERIS included in this Annual Report (Form 10-K) of STERIS for the year ended March 31, 2018.

/s/ Ernst & Young LLP

Cleveland, Ohio
May 30, 2018